Exhibit 10.1

FIRST OMNIBUS LOAN MODIFICATION AGREEMENT

THIS FIRST OMNIBUS LOAN MODIFICATION AGREEMENT (this “Agreement”) is dated and made effective as of October 21, 2026 (the “Effective Date”), by and among PHR TCI, LLC, a Delaware limited liability company having an address of 1140 Reservoir Avenue, Cranston, Rhode Island 02920 (the “Borrower”), and BEACON BANK & TRUST, a Massachusetts chartered trust company, having an address of 131 Clarendon Street, Boston, Massachusetts 02116, as successor by merger to Berkshire Bank (the “Lender”).

W I T N E S S E T H:

WHEREAS, on June 6, 2024, Lender made a loan available to Borrower in the maximum principal amount of Fifteen Million Six Hundred Thousand and 00/100 Dollars ($15,600,000.00) (the “Loan”), the proceeds of which were used to refinance the existing mortgage indebtedness on the real property located at 263 W Grandview PKWY, Traverse City, Michigan (the “Property”); and

WHEREAS, the Loan is evidenced by, inter alia, that certain Commercial Real Estate Mortgage Loan Agreement dated as of June 6, 2024 entered into by and among Borrower and Lender (the "Loan Agreement"), that certain Promissory Note dated June 6, 2024 in the principal amount of $15,600,000.00 made and delivered by Borrower and payable to the order of Lender (the "Note"), that certain Mortgage dated as of June 6, 2024 granted by Borrower in favor of Lender and encumbering the Property and recorded with the Grand Traverse County Registry of Deeds (the “Real Property Records”) as Instrument # 2024R-06954 (the “Mortgage”), that certain Collateral Assignment of Leases and Rents dated as of June 6, 2024 granted by Borrower in favor of Lender and encumbering the Property and recorded with the Real Property Records as Instrument # 2024R-06955 (the “Assignment of Leases and Rents”), that certain Collateral Assignment of Contracts, Licenses and Permits dated as of June 6, 2024 made and delivered by Borrower in favor of Lender with respect to the Property (the “Assignment of Contracts”), and that certain Environmental Indemnity Agreement dated as of June 6, 2024 made and delivered by Borrower and Procaccianti Hotel REIT, Inc., a Maryland corporation (the “Guarantor”) in favor of Lender with respect to the Property (the “Environmental Indemnity Agreement”); and

WHEREAS, in connection with the closing of the Loan, the Guarantor executed and delivered in favor of Lender a certain Limited Guaranty dated as of June 6, 2024 (the “Guaranty”), whereby Guarantor agreed to guaranty the Guarantied Obligations pursuant to the terms therein; and

WHEREAS, the Loan Agreement, the Note, the Mortgage, the Assignment of Leases and Rents, the Assignment of Contracts, the Environmental Indemnity Agreement, the Guaranty and all other instruments, documents, agreements, guaranties, and indemnifications executed and delivered in connection with the Loan are collectively herein referred to as the “Loan Documents”; and

WHEREAS, Borrower has requested that Lender agree to increase the maximum principal amount of the Loan under the Note and extend the term of the Loan; and

WHEREAS, Lender is willing to increase the maximum principal amount of the Loan under the Note and extend the term of the Loan upon the terms and conditions contained in this Agreement and the Amended and Restated Note (as defined below); and

WHEREAS, in light of the foregoing, Borrower and Lender desire to enter into this Agreement in order to amend certain provisions of the Loan Documents.

NOW, THEREFORE, in consideration of the foregoing recitals and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby covenant and agree as follows intended to be effective as of the Effective Date (and not prior unless expressly reflected as being effective prior to such date):

1.             Incorporation. The Recitals set forth at the beginning of this Agreement are hereby incorporated in and made a part of this Agreement by this reference. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings ascribed to them in the respective Loan Documents.

2.             Acknowledgment of Outstanding Principal Balance Under the Note. Borrower and Lender each agree that as of the Effective Date, the outstanding principal balance under the Note is $15,600,000.00.

3.             Conditions Precedent. The effectiveness of this Agreement is subject to the full satisfaction of each of the following conditions:

(a)             No Event of Default under any of the Loan Documents shall exist and be continuing;

(b)             Borrower shall have taken, or caused to be taken, such other actions and executed and delivered such other documentation as may be reasonably requested by Lender or its counsel in order to give effect to this Agreement and to perform, preserve and protect the continued priority and effectiveness of the Loan Documents, as hereby amended;

(c)             Borrower shall have paid in full all reasonable and documented out-of-pocket fees, costs, and expenses incurred by Lender in connection with this Agreement, including without limitation, reasonable legal fees and expenses;

(d)             Borrower shall have paid the Modification Fee, as herein defined, to Lender;

(e)             Lender’s receipt of a reasonably satisfactory Appraisal for the Property evidencing a Loan to Value Ratio of not more than fifty percent (50%);

(f)             Lender’s receipt and reasonably satisfactory review of an updated environmental report for the Property; and

(g)             All other terms and conditions of the Loan Documents remain in full force and effect.

4.             Increase of the Maximum Principal Amount Under the Note. As more fully set forth in that certain Amended and Restated Promissory Note dated as of the Effective Date and entered into by and between Borrower and Lender (the “Amended and Restated Note”), the maximum principal amount under the Amended and Restated Note shall be increased by One Million Seven Hundred Fifty Thousand and 00/100 Dollars ($1,750,000.00) for a total maximum principal sum of Seventeen Million Three Hundred Fifty Thousand and 00/100 Dollars ($17,350,000.00).

5.             Amendments to Loan Agreement. Borrower and Lender agree that the Loan Agreement is amended as follows:

(a)             The reference to a “$15,600,000.00 CREM Loan” on the cover page of the Loan Agreement is hereby deleted and replaced with the following:

“$17,350,000.00 CREM Loan”

(b)             Section 1.3 of the Loan Agreement is amended to replace Fifteen Million Six Hundred Thousand and 00/100 Dollars ($15,600,000.00) with the following:

“Seventeen Million Three Hundred Fifty Thousand and 00/100 Dollars ($17,350,000.00)”

(c)             Section 2.1 of the Loan Agreement is amended to replace “Fifteen Million Six Hundred Thousand and 00/100 Dollars ($15,600,000.00)” with the following:

“Seventeen Million Three Hundred Fifty Thousand and 00/100 Dollars ($17,350,000.00)”

(d)             Section 2.2 of the Loan Agreement is amended to replace “June 6, 2027” with the following:

“June 6, 2028”

(e)             Section 2.3 of the Loan Agreement shall be deleted in its entirety and replaced with the following:

“2.3              Extension Rights. Upon satisfaction of all of the Extension Term Conditions (as hereinafter defined), Borrower may, in its sole discretion and in writing to Lender (the “Request for Extension”), elect to extend the Initial Term for twelve (12) months, such 12 month period being the “First Extension Term”, and as applicable, the First Extension Term for an additional twelve (12) months, such second 12 month period being the “Second Extension Term”. The following conditions, collectively, shall be defined herein as the “Extension Term Conditions”:

2.3.1             Lender has received from Borrower a Covenant Compliance Certificate in the form attached hereto as Exhibit E certifying that the Debt Service Coverage Ratio, as verified by Lender, shall not be less than 1.50:1 as of the DSC Calculation Date (which Debt Service Coverage Ratio shall be based on amortizing Debt Service payments under the Note); and

2.3.2             There does not exist any uncured or unwaived Event of Default, nor does there exist a default which, with the passage of time, the giving of notice, or both, would constitute an Event of Default; and

2.3.3             To the best of Borrower’s knowledge, all of the representations and warranties made by Borrower in this Agreement remain true, correct and complete in all material respects;

then Lender shall, upon (i) Lender’s receipt of a Request for Extension at least sixty (60) days prior to the Initial Maturity Date or the First Extended Maturity Date, as herein defined, pursuant to which Borrower certifies as to the accuracy of items in Sections 2.3.2 through 2.3.3 above as of the date of such Request for Extension (and provided further that Lender has no actual knowledge of any act or circumstance which would render inaccurate in any material respect Borrower’s statements made in its Request for Extension), and (ii) Borrower’s payment to Lender on or before the Initial Maturity Date or the First Extended Maturity Date, as applicable, of a non-refundable extension fee in an amount equal to Seventeen Thousand Three Hundred Fifty and 00/100 Dollars ($17,350.00), which each extension fee shall be deemed fully earned upon Lender’s receipt thereof, automatically extend the Initial Term for the First Extension Term and Second Extension Term, as applicable, and the Initial Maturity Date shall automatically be extended until June 6, 2029 (the "First Extended Maturity Date") and as applicable, the First Extended Maturity Date shall further be extended until June 6, 2030 (the “Second Extended Maturity Date”). TIME IS OF THE ESSENCE OF BORROWER’S EXERCISE OF ITS RIGHT TO EXTEND THE INITIAL TERM FOR THE FIRST EXTENSION TERM AND SECOND EXTENSION TERM, AS APPLICABLE. For purposes herein, “Term” shall include the Initial Term, the First Extension Term and the Second Extension Term, as applicable.”

(f)             Section 3.2 of the Loan Agreement is amended to replace “that certain Promissory Note of even date herewith made and delivered by Borrower and payable to the order of Lender in the original principal amount of Fifteen Million Six Hundred Thousand and 00/100 Dollars ($15,600,000.00) (the “Note”)” with the following:

“that certain Amended and Restated Promissory Note dated as of the date hereof made and delivered by Borrower and payable to the order of Lender in the original principal amount of Seventeen Million Three Hundred Fifty Thousand and 00/100 Dollars ($17,350,000.00) (the “Note”)”

(g)	Section 6.1 of the Loan Agreement is deleted in its entirety and replaced with the following:

“6.1              The Advance; The Subsequent Advances. The Loan shall be funded in an initial advance made simultaneously with the Closing in an amount up to Fifteen Million Six Hundred Thousand and 00/100 Dollars ($15,600,000.00), which amount shall be used to pay off the existing debt on the Property (the “Advance”). The remaining proceeds in the amount of up to One Million Seven Hundred Fifty Thousand and 00/100 Dollars ($1,750,000.00) shall be reserved by the Lender and subsequently advanced to Borrower following the Closing to fund a portion of Borrower’s capital expenditures and renovations to the Property (including Deposits, as defined in Section 6.1.16) (the “Subsequent Advances”). Subsequent Advances shall be advanced to Borrower upon satisfaction of the following conditions, as applicable:

6.1.1             Purpose of Subsequent Advances. Subsequent Advances hereunder shall be made solely for the payment of capital expenditure costs and renovation costs properly incurred by Borrower pursuant to an approved budget which shall be prior approved by Lender, provided that such approval shall not be unreasonably withheld, conditioned or delayed or for Deposits, as provided in Section 6.1.16 below.

6.1.2             Method of Disbursements. At its election upon written notice to Borrower, Lender may make any Subsequent Advance in whole or in part by crediting Borrower’s Operating Account with Lender, without prior written approval of Borrower. No further direction or authorization from Borrower shall be necessary with respect to such direct advances, and each such Subsequent Advance shall satisfy pro tanto the obligations of the Lender with respect to such Subsequent Advance and shall be secured by the Mortgage as fully as if made to the Borrower.

6.1.3             Lender’s Consultants and Inspectors. Lender may, prior to and as a condition of the making of any Subsequent Advance hereunder require that (i) any plans and specifications submitted to Lender in connection with applicable capital expenditure and renovation work, (ii) the progress and quality of construction and (iii) the quality and quantity of any materials, fixtures and equipment purchased in connection with the capital expenditure and renovation work be investigated, reviewed and evaluated at Borrower’s reasonable expense by independent architects, engineers, inspectors or consultants designated by Lender provided that Borrower shall not be required to bear the cost of utilizing any employee or officer of Lender for such purposes. The function of Lender’s architects, engineers, inspectors or consultants shall be solely to assist Lender in its capacity as a lender of money and neither Lender nor its agents or employees shall be liable either directly or indirectly for any loss, claim or damage which may arise as a result of negligence, defective or inappropriate design, materials, workmanship or supervision in connection with the capital expenditure and renovation work and Borrower hereby agrees to hold Lender harmless and indemnified from any such loss, claim or damage, except to the extent arising from the gross negligence or willful misconduct of Lender or its agents, consultants or employees.

6.1.4             Borrower’s Observance of Obligations. Lender’s undertaking to advance funds hereunder is contingent upon there being no Event of Default outstanding beyond any applicable notice and cure period and upon the initial and continued material truth and accuracy of the warranties and representations of Borrower made or referred to in this Agreement.

6.1.5             Lender’s Right to Advance. Without at any time waiving any of Lender’s rights under this Agreement, Lender shall always have the right to make an advance of funds hereunder without full satisfaction of all conditions upon Lender’s obligation to advance and to advance funds hereunder for any purpose otherwise required or permitted hereunder after maturity or default of the Note without thereby waiving such default or excusing prompt payment of the Note provided, however, that, except for protective advances expressly permitted under the Loan Documents, Lender shall not make any Subsequent Advance that has not been requested by Borrower in a Request for Advance.

6.1.6             Proof of Payment for Prior Work and Materials. If and when requested by Lender, Borrower shall, as a condition to any Subsequent Advance, furnish to Lender affidavits or receipts from any contractor, subcontractor or material supplier, bills of sale and any other items reasonably requested by Lender establishing to Lender’s reasonable satisfaction that all work and labor performed and materials, fixtures and equipment furnished prior to the date of such Subsequent Advance have been paid for in full (or will be satisfied concurrently with the receipt of the sums requested) subject only to claims for retainage as provided for by construction contracts or subcontracts then in force or as provided for herein, and other than amounts not yet due and payable or being contested by Borrower in good faith.

6.1.7             Requests for Subsequent Advances. In connection with each request by the Borrower for the disbursement of a Subsequent Advance (which shall in all cases be submitted not less than five (5) Business Days prior to the date on which the Borrower desires such disbursement), the Borrower shall submit to the Lender a written notice (together with any required supporting documentation, including, without limitation, as identified in this Section 6, a “Request for Advance”) which shall specify the aggregate amount to be borrowed. Each Request for Advance shall be certified by the Borrower and the Borrower’s submission of a Request for Advance shall constitute Borrower’s representation and warranty to the Lender that, to the best of Borrower’s knowledge, (a) each of the representations and warranties of the Borrower and the Guarantor contained in the Agreement and the other Loan Documents are true in all material respects as of the date of submission (except as otherwise set forth in the Request for Advance), and (b) as of the date of submission of the Request for Advance, to the best of Borrower’s knowledge, no Event of Default remains outstanding nor has there occurred any event which, with the passage of time, the giving of notice, or both, would constitute an Event of Default.

6.1.8             Timetable for Review of Requests for Advance. The Lender will use its best efforts to review and approve any Request for Advance within five (5) days of the Lender’s receipt of a complete Request for Advance but in any event the Lender shall, within ten (10) days of its receipt of a complete Request for Advance, either approve (by funding) or deny (by delivery of a notice of denial to the Borrower, which shall include a reasonable amount of detail substantiating such denial) such Request for Advance. If, despite its best efforts, the Lender is unable to approve or deny a Request for Advance prior to the expiration of such ten (10) day period solely because the Lender’s inspectors or consultants, have not completed its inspections, and the Lender apprises the Borrower of the same on or before such tenth (10th) day, then the Lender shall have an additional five (5) days beyond the initial ten (10) day period (the “Outside Date”) in which to complete or cause to be completed such inspection and to approve or deny such Request for Advance. Except for Lender’s failure to review and approve a Request for Advance prior to the Outside Date, the failure of the Lender to review and approve a Request for Advance within the timeframe set forth herein shall not create any implication of approval by the Lender of such Request for Advance or constitute a default by the Lender which gives rise to any remedy of Borrower or the Guarantor as a result thereof so long as the Lender is acting promptly and in good faith under this Subsection 6.1.8.

6.1.9             Title Endorsement. In connection with the Lender’s approval of each Request for Advance, the Lender shall obtain from First American Title Insurance Company (the “Title Company”) (and the Borrower shall reimburse the Lender upon demand for the actual and reasonable fees and expenses incurred by the Lender in connection with the obtaining of the same) an endorsement to the Lender’s title policy from Title Company (the “Title Policy”), in form and substance reasonably acceptable to the Lender (a) indicating that since the last disbursement there have been no new title exceptions except those previously approved by the Lender or those which do not affect Lender’s security interest, (b) containing no exception (or insuring over) any mechanic’s or materialmen’s liens arising by reason of unpaid labor and materials supplied in connection with any construction at the Property, (c) as applicable, increasing the coverage of the Title Policy by an amount equal to the disbursement then being made so that the total amount insured shall equal the total amount disbursed by the Lender under the terms hereof, and (d) changing the effective date of the Title Policy to the date of such disbursement. The Borrower acknowledges and agrees that the Lender shall have no obligation to fund any Subsequent Advance unless and until the Lender has received a commitment from the Title Company in form and substance reasonably acceptable to the Lender of the Title Company’s agreement to issue an endorsement on the aforementioned conditions. Notwithstanding the foregoing, the filing of any mechanic’s or materialmen’s lien shall not prevent the funding of a Subsequent Advance if Borrower causes such lien to be discharged of record, bonded over or insured over by the Title Company within thirty (30) days after Borrower receives notice of the filing thereof.

6.1.10             Assurances as to Permits and Licenses. Such assurances as Lender may from time to time reasonably require that all permits, licenses and approvals previously issued in connection with the capital expenditure and renovation work remain in full force and effect, that any permits, licenses and approvals which were not previously required to be provided, but which are required for the work encompassed by the current requisition have issued, all applicable appeal periods having run without appeal and that any remaining permits not then required will be obtained in the ordinary course of business. Copies of all permits, licenses and approvals shall be promptly delivered to Lender by Borrower upon receipt.

6.1.11             Requisitions from Contractors. If all or any part of the work for which such request is submitted has been performed by or through any Contractor, Borrower shall submit a complete and fully executed application for payment which shall be in the form of AIA Document G702/G703 or such other form as Lender may reasonably approve (it being agreed that, for any contract that does not provide for AIA payment applications, the Contractor’s invoice shall be acceptable).

6.1.12             Additional Requirements/Lien Waivers. Borrower shall submit such other items as Lender may reasonably require in connection with such Subsequent Advance, including, without limitation, lien waivers (which may be conditional as to amounts included in the then-current Request for Advance) and evidence of compliance with any provision of the Loan Documents not provided through Borrower’s response to the foregoing requirements.

6.1.13             Evidence of Purchase of Personal Property and Equipment. Borrower shall submit such proof of purchase and evidence of title as Lender may reasonably request with respect to any materials and building components, as to which such Subsequent Advance is submitted.

6.1.14             Assurances of Sufficient Funds. If and when requested by Lender, evidence deemed reasonably satisfactory to Lender that funds remaining unadvanced under this Agreement, together with other funds available to Borrower (including Property operating cash flow and equity), are sufficient for the payment of all related direct and indirect costs for the completion of the capital expenditure and renovation work in accordance with all of the terms and provisions of the Loan Documents and a mutually agreed upon budget by Lender and Borrower. If the evidence furnished is not reasonably satisfactory to Lender, it will be a condition to the making of any further advance that Borrower demonstrate to Lender that Borrower has sufficient funds which, together with such unadvanced funds, will be sufficient to pay the aforesaid costs.

6.1.15             Quality of Work. No portion of any Subsequent Advance shall be due from the Lender unless that portion of the capital expenditure and renovation works completed as of the date of submission of the applicable Request for Advance has been completed in a good and workmanlike manner and without material defects with all materials and fixtures furnished as of the date of such submission having been installed, and all of such work having been conducted, in each case in compliance in all material respects with all applicable legal requirements.

6.1.16             Deposits for Proposed Work. Notwithstanding anything to the contrary contained in this Section 6.1, Borrower may request, and Lender shall make, Subsequent Advances to fund deposits, down payments, mobilization payments and other advance payments (collectively, “Deposits”) required to be paid by Borrower prior to the performance or completion of capital expenditure and renovation work or prior to the delivery or installation of materials, furniture, fixtures and equipment, in each case for work or items pursuant to a contract, purchase order, proposal or invoice entered into with or issued by a contractor, vendor or supplier (each, a “Deposit Contract”). In connection with any Request for Advance that includes a Deposit, Borrower shall deliver to Lender, in lieu of the items described in Sections 6.1.6, 6.1.11, 6.1.12, 6.1.13 and 6.1.15 with respect to such Deposit, (i) a copy of the applicable Deposit Contract evidencing the amount of the Deposit, and (ii) Borrower’s certification that such Deposit is required under the Deposit Contract. At Borrower’s election, Lender shall disburse any Deposit directly to the applicable contractor, vendor or supplier. To the extent a Deposit is not disbursed directly by Lender, Borrower shall deliver to Lender reasonable evidence of the payment of such Deposit with Borrower’s next Request for Advance. No inspection of work, lien waiver, evidence of title or evidence of completion shall be required as a condition to the funding of a Deposit; provided, however, that the requirements of Sections 6.1.6, 6.1.11, 6.1.12, 6.1.13 and 6.1.15 shall apply to the work and items for which a Deposit was funded at such time as Borrower requests a Subsequent Advance for the balance of the cost of such work or items, and the amount of any Deposit previously funded shall be credited against the cost of such work or items in determining the amount of such Subsequent Advance.

Notwithstanding anything to the contrary herein, the making of any Subsequent Advance or any part shall not be deemed to be approval or acceptance by the Lender of the work theretofore done or of the materials or fixtures theretofore furnished and the Lender shall have no obligation to make any Subsequent Advance if an Event of Default remains outstanding beyond any applicable notice and cure period.”

(h)	Except as amended or modified pursuant to this Agreement, all other remaining terms and conditions of the Loan Agreement remain in full force and effect.

6.             Omnibus Amendments to the other Loan Documents. In addition to the amendments and modifications of the Loan Agreement and the Note as evidenced by this Agreement and the Amended and Restated Note, respectively, all of the remaining other Loan Documents are each hereby modified and amended as follows:

(a)	all references in the Loan Documents to the term “Loan Agreement” shall be deemed to hereafter refer to the Loan Agreement as amended by virtue of this Agreement, as the same may be further amended, modified, restated, consolidated or supplemented from time to time;

(b)	all references in the Loan Documents to the term “Mortgage” shall be deemed to hereafter refer to the Mortgage as amended by virtue of that certain First Amendment to Mortgage dated and recorded as of the date hereof and entered into by and between Borrower and Lender (the “Mortgage Amendment”), as the same may be further amended, modified, restated, consolidated or supplemented from time to time;

(c)	all references in the Loan Documents to the term “Assignment of Leases and Rents” shall be deemed to hereafter refer to the Assignment of Leases and Rents as amended by virtue of that certain First Amendment to Collateral Assignment of Leases and Rents dated and recorded as of the date hereof and entered into by and between Borrower and Lender (the “ALR Amendment”), as the same may be further amended, modified, restated, consolidated or supplemented from time to time;

(d)	all references in the Loan Documents to the term “Note” shall be deemed to hereafter refer to the Amended and Restated Note, as the same may be further amended, modified, restated, consolidated or supplemented from time to time;

(e)	all references in the Loan Documents to the term “Guaranty” shall be deemed to hereafter refer to the Guaranty, as amended and reaffirmed by that certain First Amendment and Reaffirmation of Guaranty and Environmental Indemnity Agreement from the Guarantor, dated as of the date hereof, as the same may be further amended, modified, restated, consolidated or supplemented from time to time;

(f)	all references in the Loan Documents to the term “Loan Documents” shall be deemed to hereafter collectively refer to the Loan Agreement, the Note, the Mortgage, the Assignment of Leases and Rents, the Assignment of Contracts, the Environmental Indemnity Agreement, the Guaranty and all other instruments, documents, agreements, guaranties, and indemnifications executed and delivered in connection with the Loan, as the same have been amended in accordance with this Agreement, the Amended and Restated Note, the Mortgage Amendment, and the ALR Amendment respectively.

7.             Modification Fee. On or before the Effective Date, the Borrower shall pay to Lender a one-time non-refundable modification fee (the “Modification Fee”) in the amount of Ten Thousand and 00/100 Dollars ($10,000.00), plus any and all reasonable out-of-pocket expenses due and payable to the Lender as set forth herein.

8.             Release of Lender Parties. As a material inducement to Lender to enter into this Agreement and the Amended and Restated Note, Borrower hereby unconditionally releases and irrevocably discharges Lender and all assignees, directors, officers, shareholders, employees, attorneys and agents of Lender and all lenders and participants in the Loan (collectively, the “Released Parties”) of and from any and all claims, actions, causes of action, demands and suits which Borrower may now have against the Released Parties arising out of or relating to the Loan or the Loan Documents as of the Effective Date, whether or not known to Borrower, arising or existing at any time from the beginning of time to the Effective Date; provided, however, that the foregoing release shall not release or otherwise affect Lender’s obligations under this Agreement or the Loan Documents, as amended hereby, including, without limitation, Lender’s obligation to make Subsequent Advances in accordance with the Loan Agreement.

9.             No Defenses, Counterclaims or Rights of Offset. As a material inducement to Lender to enter into this Agreement and the Amended and Restated Note, Borrower hereby acknowledges, admits, and agrees that, to Borrower’s knowledge, as of the date of the execution and delivery of this Agreement, there exist no rights of setoff, defense, counterclaims, claims, or objections in favor of Borrower against Lender with respect to any of the Loan Documents, or alternatively, that any and all such rights of offset, defenses, counterclaim, claim, or objection are hereby expressly and irrevocably waived and released.

10.             No Other Changes or Modification. Nothing contained in this Agreement or the Amended and Restated Note shall (a) be deemed to cancel, extinguish, release, discharge or constitute payment or satisfaction of the Amended and Restated Note or to affect the obligations represented by the Amended and Restated Note, except as expressly set forth therein, or (b) be deemed to impair in any manner the validity, enforceability or priority in any of the Mortgage or any lien thereof.

11.             Confirmation and Reaffirmation. All of the terms, covenants, conditions, waivers and consents contained in the Loan Documents, as the same may have been hereby amended, are and shall remain in full force and effect. The Amended and Restated Note and the other Loan Documents, as amended to date, the indebtedness evidenced and secured thereby, and the security provided thereby are hereby ratified and confirmed by Borrower, and each and every grant, provision, covenant, condition, obligation, right and power contained therein or existing with respect thereto shall continue in full force and effect. Borrower hereby acknowledges and agrees that all of the Loan Documents, as amended, are enforceable against Borrower respectively, in accordance with their terms.

12.             Further Assurances. Upon request of Lender, Borrower shall make, execute, and deliver (or shall cause to be made, executed, and delivered) to Lender or Lender’s designee any and all such other documents and instruments that Lender may consider reasonably necessary to correct any errors in or omissions from this Agreement, or any of the Loan Documents, or to effectuate or continue their respective obligations thereunder or any of the liens, security interests, grants, rights, or other interests of or in favor of Lender thereunder. Borrower shall take all such actions that Lender may reasonably request from time to time in order to accomplish and satisfy the provisions of this Agreement. Notwithstanding the foregoing, Borrower shall not be required to execute any document or take any action that would increase the obligations or liabilities, or decrease the rights, of Borrower or Guarantor under the Loan Documents, other than to a de minimis extent.

13.             Miscellaneous.

(a)             The caption and section headings in this Agreement are for convenience only and are not intended to define, alter, limit or enlarge in any way the scope of the meaning of this Agreement or any term or provisions set forth in this Agreement.

(b)             This Agreement may be executed in any number of identical counterparts, each of which shall be deemed to be an original, and all of which shall collectively constitute a single agreement, fully binding and enforceable against the parties hereto.

(c)             This Agreement shall bind and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and assigns. This Agreement and obligations of such parties hereunder are and at all times shall be deemed to be for the exclusive benefit of such parties and their respective heirs, executors, administrators, legal representatives, successors and assigns, and nothing set forth herein shall be deemed to be for the benefit of any other person.

(d)             This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to principles of conflicts of law.

IN WITNESS WHEREOF this First Omnibus Loan Modification Agreement has been duly executed and delivered UNDER SEAL as of the Effective Date.

WITNESS(ES):	BORROWER:

PHR TCI, LLC,
a Delaware limited liability company

By: Procaccianti Hotel REIT, L.P., its sole Member
By: Procaccianti Hotel REIT, LP, LLC, its General Partner
By: Procaccianti Hotel REIT, Inc., its sole Member

/s/ Ron Hadar	By:	/s/ James A. Procaccianti
Print Name: Ron Hadar	Name:	James A. Procaccianti
	Title:	President

LENDER:

BEACON BANK & TRUST

/s/ Susan Card	By:	/s/ Angela DiPasquale
Print Name: Susan Card	Name:	Angela DiPasquale
	Title:	Vice President

[Signature page to First Omnibus Loan Modification Agreement]

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